Exhibit 10.27

June 1, 2006

Jerry Ulrich

[Address]

Dear Jerry,

I am pleased to confirm our offer of employment to join Blackhawk as the Senior Vice President & Chief Financial Officer reporting to Donald Kingsborough. As previously discussed, our offer is as follows:

Compensation:	Your base compensation will be $225,000 annually, paid on a weekly basis. Our next scheduled merit pay increase cycle is in March, 2007, at which time you may be eligible for a prorated merit pay increase, depending on your job performance.

Bonus:	You are eligible to participate in a company bonus plan with a maximum potential bonus of up to 100% of your base pay, effective with your date to position, payable in the first quarter of 2007. Any bonus payments will be made in accordance with the applicable bonus plan terms.

Stock Options:	You have been awarded an option to purchase 25,000 shares of Safeway stock pending the approval of the Board of Directors. Your new hire grant will be issued at the quarterly grant following your hire date. The option vests over five (5) years with a term of six (6) years. Your option will vest 20% at each anniversary from the grant date and will be fully vested at the end of the fifth year from the grant date. The price for this option will be set at the market close of the grant date. Further details of your option terms will be included in your stock option package and you can expect your stock option package two months following your grant date.

Blackhawk Founder Shares:	You have been awarded 54,500 shares pending the approval of the Blackhawk Board of Directors.

Blackhawk Stock Options:	You will be eligible to receive Blackhawk Stock Options commensurate with Blackhawk Senior Officers.

Benefits:	You will be eligible for health care benefit coverage on the first of the month following the month in which you complete 30 days of employment. You will be able to take part in the optional Safeway Stock Purchase Plan and 401(k) Plan immediately. You will be entitled to all other benefits available to employees after the prescribed waiting period.

Vacation:	You will immediately begin accruing vacation at a rate of 4 weeks per year.

Severance:	If you are terminated from employment other than for cause, you will receive

52 weeks of base salary continuation.

This offer for employment is contingent upon the following items:

Drug Screening:	You must successfully pass a pre-employment drug screen. You will meet with Human Resources to conduct an oral fluids drug screen. You have 48 business hours from the receipt of this letter to schedule the screen, if you fail to do so, this offer can be rescinded. To arrange for your drug screening, please contact Anelle Jackson at 925-226-9047.

The oral drug screen is a non-intrusive method of drug screening that uses a “toothbrush” like device that is placed in your mouth for approximately 2 minutes, and forwarded to an outside testing laboratory for analysis. Please be sure to bring a driver’s license or picture ID with you to and do not eat or drink anything 10 minutes prior to the screening

Appropriate Documentation:	Bring with you on your first day of work the appropriate documentation to show that you are legally able to work in the United States. (See attached list of acceptable documents. Bring one item from List A or one item each from Lists B and C).

Please sign below the statement of understanding, and return the original to Anelle Jackson. Upon receipt, this offer will be considered confirmed.

Congratulations!

Sincerely,

/s/ Donald Kingsborough

Donald Kingsborough

President and CEO

Blackhawk Marketing

I understand Safeway’s policy that employment is “at will” and for no specific term and that the employment relationship may be terminated by either party at any time.

/s/ Jerry Ulrich	Jerry Ulrich	6/2/06
Signature	Print Name	Date

Jerry Ulrich

Reference is made to your offer letter dated June 1, 2006 (the “Offer Letter”) by and between yourself and Blackhawk Marketing (now Blackhawk Network, Inc.).

The paragraph entitled “Severance” shall be amended to read in its entirety as follow:

“If you are terminated from employment other than for cause, you will receive 52 weeks of base salary continuation: provided, however, any amount paid during the paid leave of absence referenced in this provision that is considered “separation pay” for purposes of Internal Revenue Code (“Code”) Section 409A and regulations promulgated thereunder in excess of the lesser of two times the (1) Code Section 401(a)(17) limit in effect in the year in which you are terminated, or (2) your base compensation in the year preceding the year in which your employment is terminated, shall be delayed six months if you are determined to be a specified employee under Treasury Regulation 1.409A-1(i).” (Changes from the original language in the Offer Letter noted in italics.)

Except for the foregoing, the Offer Letter shall remain in full force and effect.

This amendment shall be effective as of this 9th day of August, 2007.

Blackhawk Network, Inc.

By:	/s/ Donald D. Kingsborough
Donald D. Kingsborough
President and CEO

Agreed:

/s/ Jerry Ulrich
Jerry Ulrich

Date:	8/22/07